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                                                                 EXHIBIT 12.3

SUPPLEMENTAL SCHEDULE - CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES CONSOLIDATED FUNDS - MINIMUM PARTICIPATION
RATIO OF EARNINGS TO FIXED CHARGES:


                                                                                                            6 Months   6 Months
                                                                                                             Ended      Ended
                                                   Year End.  Year End.  Year End.  Year End.   Year End.   June 30,   June 30,
                                                     1995       1996       1997       1998        1999       1999        2000
                                                 ----------------------------------------------------------------------------------
Earnings:
  Pretax income (loss)                             $(1,468)   $  (304)   $(1,761)   $  (479)    $(1,399)    $  (88)    $ 180
Fixed Charges:
  Interest expense                                   1,611      1,505      1,478      1,145       1,116        550       682
  Interest factor of rental expense                    128        128        127        125         137         62        10
                                                 ----------------------------------------------------------------------------------
             Total fixed charges                     1,739      1,633      1,605      1,270       1,253        612       692
                                                 ----------------------------------------------------------------------------------

             Total earnings                            271      1,329       (156)       791        (146)       524       872

             Total fixed charges                     1,739      1,633      1,605      1,270       1,253        612       692
                                                 ----------------------------------------------------------------------------------
Ratio of earnings to fixed charges                    0.16       0.81      (0.10)      0.62       (0.12)      0.86      1.26
                                                 ----------------------------------------------------------------------------------
  Deficiency to cover fixed charges                  1,468        304      1,761        479       1,399         88        59
                                                 ----------------------------------------------------------------------------------
COMPUTATION OF INTEREST FACTOR OF
RENTAL EXPENSE:
             Operating rental expense                  383        383        382        374         410        187        29
             Interest factor                            33%        33%        33%        33%         33%        33%       33%
                                                 ----------------------------------------------------------------------------------
                            Total                      128        128        127        125         137         62        10
                                                 ==================================================================================
